EXHIBIT 21.1

MAGMA DESIGN AUTOMATION, INC.

List of Subsidiaries

1. Magma Design Automation Corp. (Canada)

2. Magma Design Automation Cayman Limited (Cayman)

3. Beijing Magma Design Automation, Inc. (Peoples Republic of China)

4. Magma Design Automation SARL (France)

5. Magma Design Automation GmbH (Germany)

6. Magma Design Automation India Private Limited (India)

7. FEI Software (India) Private Limited (India)

8. Magma Design Automation Ltd. (Israel)

9. Magma Design Automation K.K. (Japan)

10. Magma Design Automation Korea, Inc. (Korea)

11. ACAD Corporation Limited (Korea)

12. Magma Design Automation BV (Netherlands)

13. MDA Netherlands C.V. (Netherlands)

14. Magma Design Automation, Inc., Taiwan Limited (Taiwan)

15. Magma Design Automation Ltd. (United Kingdom)

16. Magma Services, Inc. (Delaware)

17. Knights Technology, Inc. (Oregon)

18. Silicon Correlation, Inc. (Delaware)

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